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                                                                      Exhibit 5

Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261

May 2, 2000

Board of Directors
Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261

Dear Sir/Madam:

  I am Vice President and General Counsel of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Securities Act of 1933 of 10,000,000 shares of the Company's Common Stock, without par value (the Common Stock), which have been reserved for issuance pursuant to the Dominion Resources, Inc. dividend reinvestment and stock purchase plan, Dominion Direct Investment (Dominion Direct). In connection with the filing of the Registration Statement, you have requested my opinion concerning certain corporate matters.

  I am of the opinion that the issuance of Common Stock has been duly authorized and when issued in accordance with the terms and provisions of Dominion Direct, the shares of Common Stock will be legally issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons where consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

                                          Very truly yours,

                                                   /s/ James F. Stutts
                                                  James F. Stutts, Esq.
                                           Vice President and General Counsel